BEDINGER & COMPANY

March 3, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements  included under Item 4.01 of Form 8-K dated February 28 2008 of Telava Networks, Inc. Inc. and have the following comments:

1.       We agree with the statements made in Item 4.01 (a).

2.       We have no basis on which to agree or disagree with the statements          made in Item 4.01 (b).

Very truly yours,

Bedinger & Company

1200 Concord Avenue, Suite 250, Concord, California 94520  (925) 603-0800 (925) 603-0804 FAX